Exhibit 21
Subsidiaries of Registrant

Name & Address	Year & State Inc.
Home Federal Savings Bank	1934
1016 Civic Center Drive NW	Federal Charter
Rochester, MN 55901

Osterud Insurance Agency, Inc.	1983
DBA Home Federal Investment Svcs.	MN
1016 Civic Center Drive NW
Rochester, MN 55901

Security Finance Corporation	1929
1016 Civic Center Drive NW	MN
Rochester, MN 55901